Exhibit 5.1

McGuireWoods LLP
100 North Tryon Street, Suite 2900
Charlotte, NC 28202

February 1, 2008

Horizon Lines, Inc.
4064 Colony Road, Suite 200
Charlotte, NC 28211

Ladies and Gentlemen:

We have acted as counsel to Horizon Lines, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale, by certain security holders identified in the prospectus relating to the Registration Statement, of $330,000,000 aggregate principal amount of the Company’s 4.25% Convertible Senior Notes due 2012 (the “Notes”) and up to 8,888,187 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may potentially be issued upon conversion of the Notes, together with an additional indeterminate number of shares of Common Stock which may become issuable upon conversion of the Notes on account of stock splits, stock dividends, recapitalizations and similar events.

In reaching the opinions stated in this letter, we have reviewed originals or copies of the Registration Statement; the Indenture, dated as of August 8, 2007, by and among the Company and The Bank of New York Trust Company, N.A (the “Indenture”); the Notes; the Amended and Restated Certificate of Incorporation of the Company; the Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Company; the Bylaws of the Company; resolutions adopted or to be adopted by the Board of Directors and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that:

(1) the Notes are valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the qualification that the enforceability of the Company’s obligations under the Notes may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles, whether considered in a proceeding at law or in equity, and

(2) the shares of Common Stock initially issuable upon conversion of the Notes have been validly authorized and reserved for issuance and, when issued and delivered upon conversion of the Notes in accordance with the Indenture and the Notes, will be validly issued, fully paid and non-assessable.

Members of this firm are admitted to the bar in the State of North Carolina and the opinions set forth above are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus relating to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/  McGuireWoods LLP

McGuireWoods LLP